AMENDMENT NO. 4 TO
AMENDED AND RESTATED BYLAWS
OF AIM INTERNATIONAL MUTUAL FUNDS
Adopted effective April 30, 2010
The Amended and Restated Bylaws of AIM International Mutual Funds (the “Trust”), adopted effective September 14, 2005, (the “Bylaws”), are hereby amended as follows:
1.	AIM International Mutual Funds is now named AIM International Mutual Funds (Invesco International Mutual Funds).

2.	All references to AIM International Mutual Funds in the Bylaws are hereby deleted and replaced with AIM International Mutual Funds (Invesco International Mutual Funds).